Exhibit 5.1

525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax www.kattenlaw.com

April 20, 2018

Meta Financial Group, Inc.

5501 South Broadband Lane

Sioux Falls, South Dakota 57108

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Meta Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-223769), as amended (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,578,155 shares (collectively, the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon the consummation of the merger of Crestmark Bancorp, Inc., a Michigan corporation (“Crestmark”), with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of January 9, 2018 (the “Merger Agreement”), by and among the Company, MetaBank, a federally chartered stock savings bank and a wholly-owned subsidiary of the Company, Crestmark and Crestmark Bank, a Michigan state-chartered bank and a wholly-owned subsidiary of Crestmark. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Registration Statement, including the prospectus constituting a part of the Registration Statement;

2.	A certificate executed by an officer of the Company, dated the date hereof, referring to this opinion letter and certifying as to the matters set forth therein (the “Officer’s Certificate”);

3.	The Company’s certificate of incorporation (including all amendments thereto), as certified by the Secretary of State of the State of Delaware on April 20, 2018 and certified in the Officer’s Certificate as being in effect as of the date of this opinion;

4.	The Company’s bylaws (including all amendments thereto), as certified in the Officer’s Certificate as being in effect as of the date of this opinion;

AUSTIN      CENTURY CITY      CHARLOTTE      CHICAGO      DALLAS      HOUSTON      IRVING       LOS ANGELES

NEW YORK      ORANGE COUNTY       SAN FRANCISCO BAY AREA      SHANGHAI      WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

April 20, 2018

5.	The Merger Agreement;

6.	Records of proceedings and actions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares pursuant thereto;

7.	The form of specimen certificate representing the Common Stock incorporated by reference into the Registration Statement as Exhibit 4.1 thereto (the “Specimen Certificate”); and

8.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery, by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that any certificates representing the Shares will conform to the Specimen Certificate.

Based upon and subject to the foregoing, it is our opinion that, when (i) the Merger Agreement has been adopted and the Merger and the other transactions contemplated by the Merger Agreement have been approved by the Company’s stockholders holding a majority of the outstanding shares of the Common Stock, (ii) the Registration Statement becomes effective under the Act, (iii) the Merger is consummated in accordance with the terms of the Merger Agreement (without waiver, amendment or modification of any provision thereof), (iv) the certificate of merger in respect of the Merger is filed with the Secretary of State of the State of Delaware, (v) the certificate of merger in respect of the Merger is filed with the Director of the Michigan Department of Licensing and Regulatory Affairs, and (vi) the Shares are issued in accordance with the terms of the Merger Agreement, with certificates representing the Shares being manually signed by an authorized officer of the transfer agent and registrar for the Common Stock (the “Transfer Agent”), and/or the Shares being registered and issued electronically by the Transfer Agent, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

April 20, 2018

Our opinion expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP